Exhibit 99.4

[FORM OF LETTER TO CLIENTS]

[Insert Letterhead of Recordholder]

1,002,235 Shares of Common Stock

September __, 2008

To Our Clients:

Enclosed for your consideration are the prospectus, dated September __, 2008 (the “Prospectus”), and the “Instructions for Use of T Bancshares Inc. Rights Certificates” relating to the offering (the “Rights Offering”) by T Bancshares Inc. (the “Company”) of shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable upon the exercise of transferable subscription rights (the “Subscription Rights”) distributed to all holders of record of Common Stock as of 5:00 p.m., New York City time, on July 31, 2008 (the “Record Date”). The Subscription Rights and the Rights Offering are described in the Prospectus.

In the Rights Offering, the Company is offering up to an aggregate of 1,002,235 shares of its Common Stock (the “Underlying Shares”) pursuant to the Prospectus. The Subscription Rights will expire, if not exercised, before 5:00 p.m., New York City time, on ________________, 2008, unless the Company extends the Rights Offering period (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, you will receive one (1) Subscription Right for every 1.7 shares of Common Stock you owned as of the Record Date. Each Subscription Right will allow you to subscribe for one (1) share of Common Stock (the “Basic Subscription Right”) at the subscription price of $8.00 per full share (the “Subscription Price”). For example, if you owned 1,000 shares of our Common Stock as of the Record Date, you would receive 588 Subscription Rights and would have the right to purchase up to 588 shares of Common Stock (rounded down from 588.23 shares), at a price of $8.00 per full share pursuant to your Basic Subscription Right.

In addition, if you exercise your Basic Subscription Right in full, you will be entitled to an oversubscription privilege (the “Oversubscription Privilege”) to subscribe to purchase shares of Common Stock that are not purchased by the Company’s other rights holders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to availability and the limitations described in the Prospectus. The maximum number of shares of Common Stock that a rights holder may purchase pursuant to the Oversubscription Privilege will be the number of shares the holder purchased pursuant to the exercise of the holder’s Basic Subscription Right provided that such holder purchased the maximum number of shares allotted to the holder pursuant to the Basic Subscription Right. For example, if you owned 1,000 shares as of the Record Date, you received 588 Subscription Rights in the Rights Offering. Pursuant to your Basic Subscription Right, you may purchase up to 588 shares in the Rights Offering. If you exercised your Basic Subscription Right to purchase all 588 shares, you may purchase up to an additional 588 shares pursuant to your Oversubscription Privilege, or an aggregate of 1,176 shares.

You will be required to submit payment in full for all the shares of Common Stock you wish to purchase pursuant to the exercise of your Basic Subscription Right and your Oversubscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your Oversubscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to you pursuant to the exercise of your Basic Subscription Right and Oversubscription Privilege in full, assuming that no rights holders other than you have purchased any shares of our Common Stock pursuant to their Basic Subscription Rights. Fractional shares of Common Stock resulting from the exercise of the Oversubscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest or deduction, as soon as practicable.

The Company can provide no assurances that you will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of your Oversubscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy your exercise of the Oversubscription Privilege if all of our shareholders exercise their Basic Subscription Rights in full, and we will only honor an Oversubscription Privilege to the extent sufficient shares of our Common Stock are available following the exercise of Basic Subscription Rights.

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To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Oversubscription Privilege is less than the amount you actually paid in connection with the exercise of the Oversubscription Privilege, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Date, and your excess subscription payment received by the Subscription Agent will be returned, without interest or deduction, as soon as practicable.

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To the extent the amount you actually paid in connection with the exercise of the Oversubscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Oversubscription Privilege, you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Oversubscription Privilege.

If Oversubscription Privilege requests exceed the number of Unsubscribed Shares available, we will allocate the available shares of Common Stock among the Company’s shareholders who oversubscribed by multiplying the number of shares requested by each shareholder through the exercise of the Oversubscription Privilege by a fraction that equals (x) the number of Unsubscribed Shares divided by (y) the total number of shares requested by all shareholders through the exercise of their Oversubscription Privileges.

The Subscription Rights are evidenced by Rights certificates. Should you choose not to exercise your Subscription Rights, you may sell, or otherwise transfer, your Subscription Rights by endorsing the reverse side of the Rights Certificate and having your signature guaranteed by an eligible guarantor institution. Subscription Rights are also transferable by operation of law (for example, upon the death of the recipient). However, we reserve the right to reject, in whole or in part, any subscription tendered in the Rights Offering other than subscriptions tendered by our existing shareholders as of the Record Date pursuant to their Basic Subscription Rights. If you choose to transfer all or a portion of your Subscription Rights, neither you nor the transferee will have an Oversubscription Privilege.

The Company is also offering the Unsubscribed Shares to the public through a limited public offering, subject to availability and the terms described in the attached prospectus. The limited public offering is available only to persons selected by the Company, in its sole discretion. The Company will notify you if you are an offeree in the limited public offering. The limited public offering will expire at the close of business on _________, 2008, which is also the Expiration Date of the Rights Offering, unless we extend it in our sole discretion.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. We urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised any of your Subscription Rights, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise the Subscription Rights for any shares of Common Stock to which you are entitled, please so instruct us by timely completing, executing, and returning to us the instruction form attached to this letter.

With respect to any instructions to exercise (or not to exercise) Subscription Rights, the enclosed Beneficial Ownership Election Form must be completed and returned such that it will be actually received by us by 5:00 p.m., New York City time, on _______________, 2008, the last business day prior to the scheduled Expiration Date of the Rights Offering.

Additional copies of the enclosed materials may be obtained from the Subscription Agent, whose telephone number is (718) 921-8200. Any questions or requests for assistance concerning the Rights Offering should be directed to the Subscription Agent or Patrick Adams, CEO of the Company, at (972) 720-9000.

Very truly yours,

Record Holder